Exhibit 16.1

March 7, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated November 2, 2007 of Sun Healthcare Group, Inc. and are in agreement with the statements contained in paragraphs 2 through 6 on page 2 therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs 1 and 7 on page 2 of the above referenced filing.
/s/ Ernst & Young LLP